Exhibit 99.1

Shantanu Narayen Appointed to Dell Board;
Sallie Krawcheck Resigns as Company Director

ROUND ROCK, Texas--(BUSINESS WIRE)--September 29, 2009--Dell announced today that Shantanu Narayen, president and chief executive officer of Adobe, has been appointed to the company’s board of directors. Mr. Narayen, 46, joins the board immediately and will stand for election at Dell’s next shareholders meeting.

“As CEO of one of the world’s largest and most diversified software companies, Shantanu will provide us with valuable insight as we develop and deliver IT solutions to customers,” said Michael Dell, chairman and CEO. “In addition, he brings strong operational expertise and experience, leading a company known for its innovative culture and growth.”

Mr. Narayen has been CEO of Adobe since December 2007, after serving as Adobe’s president and COO, responsible for day-to-day global operations, product research and development, marketing, and corporate development. He held key product research and development positions at Adobe, including for worldwide products, product development and engineering technology. Before joining Adobe in 1998, Mr. Narayen was co-founder of Pictra Inc., a pioneer in digital photo-sharing over the Internet; led desktop and collaboration products at Silicon Graphics Inc.; and held senior management positions at Apple Inc.

Separately, the company said Sallie L. Krawcheck is resigning from the Dell board. According to Ms. Krawcheck, the move will allow her to focus more fully on her responsibilities as president of Global Wealth and Investment Management for Bank of America. Ms. Krawcheck has been a board member since July 2006. Her resignation is effective Sept. 30.

“Sallie’s guidance has been important to the board and to Dell, especially in her work on the board’s finance committee,” Mr. Dell said. “I’m very appreciative of her service and support to Dell.”

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